UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2004

iVillage Inc.

(Exact name of registrant as specified in charter)

Delaware	000-25469	13-3845162

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Seventh Avenue, New York, New York		10018

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 600-6000

Not Applicable

(Former name or former address, if changed since last report)

Item 5.     Other Events and Required FD Disclosure.

     On July 28, 2004, Hearst Communications, Inc. and iVillage Inc. entered into a Web Site Services Agreement, dated as of July 1, 2004, that extends the companies’ magazine content license and hosting relationship until July 2007. This agreement is based on the substantive terms of the previously announced Memorandum of Understanding entered into by the parties in May 2004. The agreement amends, restates and supersedes the Amended and Restated Magazine Content License and Hosting Agreement between the parties.

     Under the terms of the agreement, Hearst will pay to iVillage approximately $12.5 million over three years for hosting and production services related to the following Hearst magazine Web sites, all of which will continue to be incorporated into The iVillage Network: Cosmopolitan, Country Living, Good Housekeeping, Redbook, House Beautiful, Marie Claire and Town & Country. iVillage will receive approximately $4.15 million in fees for each year of the agreement, reflecting an expanded scope of services and increase in fees of more than 35% when compared to the amount of service fees received from the prior agreement in fiscal year 2003.

     Pursuant to the agreement, iVillage will receive a commission on sales of magazine subscriptions generated through links from The iVillage Network.  The new commission rates contain a performance component that can allow the rates to increase to almost double the current fixed rate.  In the event that magazine subscription sales do not reach a certain threshold in the second year, iVillage would not be entitled to such commissions during the final year.

     Advertising inventory on the magazine Web sites will continue to be sold by iVillage. Hearst will continue to receive a revenue share from iVillage on a percentage of the advertising sales appearing on the magazine Web sites. The guaranteed minimum paid to Hearst on this revenue share is reduced from the levels in the current agreement and the commission percentages are no longer fixed. The minimum guarantee and percentage of shared revenue may vary down to zero and are based on the level of net paid subscription sales generated on The iVillage Network and through other distribution opportunities.

     iVillage is no longer required to offer Hearst, and Hearst is no longer obligated to purchase, advertising on The iVillage Network. Previously, iVillage was required to allocate advertising space to Hearst at the lowest available rates. iVillage now will be able to sell this space to any advertiser at negotiated rates.

     On July 29, 2004, iVillage issued a press release announcing the signing of the Web Site Services Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 7.	Financial Statements and Exhibits.

	(c)	Exhibits.

99.1	Press Release, dated July 29, 2004, announcing the signing of a Web Site Services Agreement between Hearst Communications, Inc. and the Registrant.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iVILLAGE INC.
(Registrant)

Date: July 29, 2004	By:	/s/ Jeremy J. Wolk
Jeremy J. Wolk
Assistant Secretary

EXHIBIT INDEX

Exhibits

99.1	Press Release, dated July 29, 2004, announcing the signing of a Web Site Services Agreement between Hearst Communications, Inc. and the Registrant.